UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 20, 2012

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNISOURCE ENERGY CORPORATION (An Arizona Corporation) 88 E. Broadway Blvd. Tucson, AZ 85701 (520) 571-4000	86-0786732

1-5924	TUCSON ELECTRIC POWER COMPANY (An Arizona Corporation) 88 E. Broadway Blvd. Tucson, AZ 85701 (520) 571-4000	86-0062700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 20, 2012, The Industrial Development Authority of the County of Apache (Authority) issued and sold in a public offering for the benefit of Tucson Electric Power Company (TEP) $177,000,000 aggregate principal amount of tax-exempt pollution control revenue bonds (Bonds). The Bonds bear interest at a fixed rate of 4.50%, payable semi-annually on March 1 and September 1 of each year, commencing September 1, 2012, and mature on March 1, 2030.

The Bonds were issued under an Indenture of Trust, dated as of March 1, 2012 (Indenture), between the Authority and U.S. Bank Trust National Association, as Trustee (Trustee). The Bonds are payable solely from payments to be made by TEP pursuant to a Loan Agreement, dated as of March 1, 2012, between TEP and the Authority (Loan Agreement), pursuant to which the Authority has loaned the proceeds of the Bonds to TEP. Pursuant to the Loan Agreement, TEP is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of, and premium, if any, and interest on the Bonds. TEP’s obligations under the Loan Agreement are unsecured.

The proceeds of the sale of the Bonds, together with funds provided by TEP, will be applied to partially redeem three outstanding series of tax-exempt bonds in an aggregate principal amount of $183,535,000. The bonds to be redeemed have interest rates of 5.85% and 5.875% and have maturity dates ranging from 2026 to 2033.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture and Loan Agreement.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

4(a)	Indenture of Trust, dated as of March 1, 2012, between The Industrial Development Authority of the County of Apache and U.S. Bank Trust National Association, authorizing Pollution Control Revenue Bonds, 2012 Series A (Tucson Electric Power Company Project).

4(b)	Loan Agreement, dated as of March 1, 2012, between The Industrial Development Authority of the County of Apache and TEP, relating to Pollution Control Revenue Bonds, 2012 Series A (Tucson Electric Power Company Project).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2012	UNISOURCE ENERGY CORPORATION
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer

Date: March 21, 2012	TUCSON ELECTRIC POWER CORPORATION
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer